                                            Exhibit 99.1
Ark Restaurants Announces Financial Results for the
First Quarter of 2021

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - February 15, 2021 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the first quarter ended January 2, 2021.
Financial Results
Total revenues for the 13-weeks ended January 2, 2021 were $20,299,000 versus $43,514,000 for the 13 weeks ended December 28, 2019. The 13 weeks ended January 2, 2021 includes revenues of $478,000, which represents four weeks of sales related to Blue Moon Fish Company, which was acquired on December 1, 2020 (see below).
As a result of state and local governments lifting mandatory shut-down requirements from May through August 2020, the Company had reopened all of its properties, with the exception of Thunder Grill in Washington, D.C. (see below), at varying levels of limited capacity as allowed by federal, state and local governments. However, indoor dining in New York City was again shut down on December 14, 2020 through February 12, 2021 at which point it was allowed at 25% maximum capacity. In Washington, DC indoor dining capacity was reduced from 50% to 25% on December 14, 2020 and then was suspended entirely on December 23, 2020 until January 22, 2021 at which point it was allowed at 25% maximum capacity. In Las Vegas indoor dining capacity was reduced from 50% to 25% of capacity in mid-December as well. In addition to government mandated shut-downs and capacity restrictions, the Company temporarily closed several restaurants, typically for three to ten days due to a high rate of positive COVID-19 tests of our employees. These closures and capacity rollbacks have had and will continue to have a material adverse impact on our operations. Accordingly, we have not presented Company-wide same store sales as they are not meaningful based on these events.
The Company’s EBITDA, adjusted for non-controlling interests and non-cash stock option expense, for the 13 weeks ended January 2, 2021 was $(2,370,000) versus $3,485,000 during the 13-week period ended December 28, 2019. Net loss for the 13-weeks ended January 2, 2021 was ($763,000) or ($0.22) per basic and diluted share, compared to net income of $1,513,000 or $0.43 per basic and diluted share, for the 13-week period ended December 28, 2019.
COVID-19 Update
The pandemic has caused and continues to cause unprecedented business disruptions, especially in the hospitality industry. Although we have experienced some recovery from the initial impact of COVID-19 in our Florida and Alabama locations, the long-term impact of COVID-19 on the economy and on our business remains uncertain, the duration and scope of which cannot currently be predicted. We continue to monitor and adhere to local restrictions and are maintaining elevated safety measures, including additional sanitation and disinfecting practices and the use of gloves and facial protection for our employees.
In addition to the decrease in restaurant revenue from the mandatory closures and operating at varying levels of limited capacity, the Company estimates that it incurred costs directly related to COVID-19 during the 13 weeks ended January 2, 2021 consisting primarily of payments to employees during restaurant closures or while they were ill due to COVID-19.
As a result of these developments, the Company is experiencing a significant negative impact on its revenues, results of operations and cash flows, and has a working capital deficiency of $(1,560,000) as of January 2, 2021. However, we believe that our existing cash balances, which include the proceeds from Paycheck Protection Program loans and actions taken by management, set out below and otherwise, will be sufficient to meet our obligations over the next 12 months.

In response to the business disruption and liquidity concerns caused by the COVID-19 pandemic, the Company has taken the following actions, which management expects will enable it to meet its obligations over the next 12 months:
•While restaurants were closed or continue to be closed, we furloughed all hourly employees and approximately 95% of salaried restaurant management personnel, while enacting salary reductions for all remaining restaurant management personnel.
•As restaurants re-opened, restaurant management salaries were restored to 70% of pre-pandemic amounts. If a location produced sustained cash flow, restaurant management salaries were restored to 100% of pre-pandemic amounts.
•Initially reduced the pay of all corporate and administrative staff by 50% to 75% and senior management salaries by 75% to 95%. As of January 2, 2021, corporate salaries continue to be at 50-65% of pre-pandemic levels. In addition, the Board waived their director fees through December 31, 2020.
•Extended the maturity date of all outstanding revolver borrowings under our credit agreement in the amount of $9,666,000 to February 17, 2022. In addition, the bank agreed to modified financial covenants through fiscal Q2 2022.
•Canceled the payment of the $0.25 dividend declared on March 2, 2020.
•Suspended future dividend payments until such time as the Board deems appropriate to reinstate.
•Canceled or delayed all non-essential capital expenditures.
•Suspended the vast majority of lease payments while our restaurants were closed as a result of government mandated shutdowns, and attempted to negotiate rent concessions, abatements and deferrals with these landlords to reduce the lease payments. While some landlords have agreed to concessions, several negotiations are still ongoing as of the date of this filing and we will attempt to obtain further concessions at many of our leased properties. However, there can be no assurance that the Company will be successful in obtaining the relief it is seeking.
•Certain Company subsidiaries applied for and received a total of approximately $15.0 million of loans under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted March 27, 2020.
•Utilized additional provisions of the CARES Act to obtain tax savings, file carryback claims and defer a portion of our social security taxes to future years.
Due to the rapid development and fluidity of this situation, management cannot determine the ultimate impact that the COVID-19 pandemic will have on the Company’s consolidated financial condition, liquidity, future results of operations, suppliers, industry, and workforce and therefore any prediction as to the ultimate material adverse impact on the Company’s consolidated financial condition, liquidity, and future results of operations is uncertain. The disruption in operations has led the Company to consider the impact of the COVID-19 pandemic on its liquidity, debt covenant compliance, and recoverability of long-lived and ROU assets, goodwill and intangible assets, among others. In addition, we cannot predict how soon we will be able to reopen any or all of our restaurants at full capacity or whether they will be required to close again in the future, as these decisions will depend primarily on the actions of a number of governmental bodies over which we have no control. Moreover, once restrictions are lifted, it is unclear how quickly customers will return to our restaurants, which may be a function of continued concerns over safety and/or depressed consumer sentiment due to adverse economic conditions, including job losses. If these disruptions continue, the Company expects a continued material negative impact on its consolidated financial position, future results of operations and liquidity. The extent of such negative impact will be determined, in part, by the longevity and severity of the pandemic.

Other Matters
On November 13, 2020, the Company was advised by the landlord that it would have to vacate Gallagher’s Steakhouse and Gallagher’s Burger Bar at the Resorts Casino Hotel located in Atlantic City, NJ. which were on a month-to-month, no rent lease. The closure of these properties occurred on January 2, 2021 and did not result in a material charge to the Company’s operations.

On December 1, 2020, the Company, through a newly formed, wholly-owned subsidiary, acquired the assets of Bear Ice, Inc. and File Gumbo Inc., which collectively operated a restaurant and bar named Blue Moon Fish Company located in Lauderdale by the Sea, FL. The total purchase price of $2,820,000 was paid with cash in the amount of $1,820,000 and a four-year note held by the sellers in the amount of $1,000,000 payable monthly with 5% interest. The acquisition was accounted for as a business combination. Concurrent with the acquisition, the Company assumed the related lease which expires in 2026 and has four, five-year extension options. Rent payments under the lease are approximately $360,000 per year and increase by approximately 15% as each option is exercised.

As of January 2, 2021, the Company determined that, given the current situation, it will not reopen Thunder Grill in Washington, D.C. which has been closed since March 20, 2020. This closure did not result in a material charge to the Company’s operations.

On January 26, 2021, the Company exercised its right-of-first refusal to acquire the land, building and parking lot associated with JB’s on the Beach for $11,000,000. The agreement required the Company to fund a $3,000,000 deposit on February 12, 2021 and close by March 22, 2021. In connection with this transaction, the Company contributed it’s rights and interest in its right-of-first-refusal to a new entity whose managing member funded the $3,000,000 deposit and will fund the remaining $8,000,000 of the purchase price at closing. In exchange, the Company will receive an equity interest in any future real estate development of the sites. In addition, all rights and privileges under the current lease will be assigned to this new entity, as landlord and the lease terms will remain unchanged. In the event the transaction does not close, the Company is obligated to reimburse this partner the $3,000,000 deposit plus expenses.
About Ark Restaurants Corp.
Ark Restaurants owns and operates 18 restaurants and bars, 17 fast food concepts and catering operations primarily in New York City, Florida, Washington, D.C, Las Vegas, Nevada and the gulf coast of Alabama. Five restaurants are located in New York City, two are located in Washington, D.C., five are located in Las Vegas, Nevada, one is located in Atlantic City, New Jersey, four are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant in the Tropicana Hotel and Casino. The operation at the Foxwoods Resort Casino consists of one fast food concept. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach, JB’s on the Beach in Deerfield Beach, Blue Moon Fish Company in Lauderdale by the Sea and the operation of four fast food facilities in Tampa and six fast food facilities in Hollywood, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores and one in Spanish Fort.
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

ARK RESTAURANTS CORP.
Consolidated Condensed Statements of Operations
(In Thousands, Except per share amounts)

	13 Weeks Ended January 2, 2021	13 Weeks Ended December 28, 2019

TOTAL REVENUES	$20,299	$43,514
COSTS AND EXPENSES:
Food and beverage cost of sales	5,943	10,940
Payroll expenses	8,651	15,122
Occupancy expenses	3,473	5,439
Other operating costs and expenses	2,811	5,328
General and administrative expenses	1,787	3,054
Depreciation and amortization	941	1,195
Total costs and expenses	23,606	41,078
OPERATING INCOME (LOSS)	(3,307)	2,436
INTEREST (INCOME) EXPENSE:
Interest expense	324	459
Interest income	(13)	(13)
Total interest expense, net	311	446
INCOME (LOSS) BEFORE BENEFIT FOR INCOME TAXES	(3,618)	1,990
Provision (benefit) for income taxes	(2,919)	319
CONSOLIDATED NET INCOME (LOSS)	(699)	1,671
Net income attributable to non-controlling interests	(64)	(158)
NET INCOME (LOSS) ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$(763)	$1,513

NET INCOME (LOSS) PER ARK RESTAURANTS CORP. COMMON SHARE:
Basic	$(0.22)	$0.43
Diluted	$(0.22)	$0.43
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,502	3,499
Diluted	3,502	3,541

EBITDA Reconciliation:
Income (loss) before benefit for income taxes	$(3,618)	$1,990
Depreciation and amortization	941	1,195
Interest expense, net	311	446
EBITDA (a)	$(2,366)	$3,631
EBITDA adjusted for non-controlling interests and non-cash stock option expense:
EBITDA (as defined) (a)	$(2,366)	$3,631
Net income attributable to non-controlling interests	(64)	(158)
Non-cash stock option expense	60	12
EBITDA, as adjusted	$(2,370)	$3,485

(a)EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  Although EBITDA is not a measure of performance or  liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity.  However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities  or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.
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